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                             ZENITH NATIONAL INSURANCE CORP.
                                          AND
                                       SUBSIDIARIES
                                 (AS OF DECEMBER 31, 1997)


Zenith National Insurance Corp.

    CalFarm Insurance Agency
         Cal-Ag Insurance Services, Inc.

    Perma Bilt, a Nevada Corporation

    Zenith Insurance Company
         CalFarm Insurance Company
         CalRehab Services, Inc.
         Zenith Star Insurance Company
         ZNAT Insurance Company
         Zenith Risk Management
         Zenith Insurance Company of Florida
         Zenith Insurance Management Services, Inc.
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Each subsidiary is one hundred per cent owned by the subsidiary shown in the tier above it.